EXHIBIT 15.3

[Letter Head of Maples and Calder]

Date: June 28, 2013
TAL Education Group
12/F, Danling SOHO
No. 6 Danling Street, Haidian District
Beijing 100080
People’s Republic of China

Dear Sirs

TAL Education Group

We consent to the reference to our firm under the heading “Item 4.C—Information on the Company—Organizational Structure” in the annual report on Form 20-F for the fiscal year ended February 28, 2013, which will be filed by TAL Education Group on June 28, 2013 with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or under the Exchange Act, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder